Exhibit 99.1

PREMIER EXHIBITIONS ANNOUNCES STOCK REPURCHASE PLAN

ATLANTA, GA — June 17, 2013 – Premier Exhibitions, Inc. (NASDAQ: PRXI), a leading presenter of museum-quality touring exhibitions around the world, today announced that the Company’s Board of Directors has authorized a stock repurchase plan pursuant to which the Company may repurchase up to 1.5 million shares of outstanding common stock.  The authorization will terminate upon completing the repurchase plan or when otherwise terminated by the Board of Directors.

Mark A. Sellers, Chairman of the Board of Directors, commented: “Today’s announcement is indicative of the improvement in our financial condition and our positive outlook for the future.  Over the past several years, we have substantially enhanced our performance and strengthened our balance sheet and are confident in our ability to execute on our growth strategy.  This authorization is also consistent with our ongoing commitment to enhance long-term returns for our shareholders."

The Company may repurchase shares of its common stock on the open market at times and prices considered appropriate by the Board of Directors and management. Repurchasing will take place through brokers and dealers and may be made under a Rule 10b5-1 plan.

About Premier Exhibitions

Premier Exhibitions, Inc. (NASDAQ: PRXI), located in Atlanta, GA, is a major provider of museum quality exhibitions throughout the world and a recognized leader in developing and displaying unique exhibitions for education and entertainment. The Company's exhibitions present unique opportunities to experience compelling stories using authentic objects and artifacts in diverse environments. Exhibitions are presented in museums, exhibition centers and other entertainment venues.

Additional information about Premier Exhibitions is available at www.prxi.com.

Investor Contact:
Michael J. Little
Chief Financial Officer and
Chief Operating Officer
(404) 842-2600
michael.little@prxi.com